Exhibit 99

FOR IMMEDIATE RELEASE February 16, 2006	NEWS Amex – NGS
NATURAL GAS SERVICES GROUP ANNOUNCES THREE AND TWELVE MONTHS
FINANCIAL RESULTS AND CONFERENCE CALL
191% Increase In Revenue For The Three Months to $13.8 Million
209% Increase In Revenue For The Twelve Months to $49.3 Million
MIDLAND, Texas, February 16, 2006 – Natural Gas Services Group, Inc. (AMEX:NGS), a leading provider of equipment and services to the natural gas industry, announces its financial results for the three and twelve months ended December 31, 2005.
Natural Gas Services Group, Inc.

	Three Months Ended			Twelve Months Ended
(in thousands,	December 31,			December 31,
except per share amounts and	2004	2005		2004		2005
percentages)	(unaudited)		Change	(unaudited)			Change
Revenues	$4,738	$13,779	191%	$15,958		$49,311	209%
Net income	$664	$1,386	109%	$1,874	*	$4,446	137%
EPS (Basic)	$0.11	$0.15	36%	$0.34	*	$0.59	74%
EPS (Diluted)	$0.09	$0.15	67%	$0.29	*	$0.52	79%
EBITDA	$1,980	$3,960	100%	$6,296	*	$13,282	111%
Weighted avg. shares outstanding:
Basic	6,077	9,012		5,591		7,564
Diluted	7,049	9,240		6,383		8,481

*	Excludes non-recurring proceeds attributable to life insurance payment in the amount of $1.5 million in the first quarter of 2004 – see accompanying reconciliations.
Revenue: Revenue for the three months ended December 31, 2005 increased 191% to $13.8 million, as compared to $4.7 million for the same period in 2004. Revenues for the twelve months ended December 31, 2005 increased 209% to $49.3 million, as compared to $16.0 million for the same period in 2004. The increase in revenue during the three and twelve months of 2005 was primarily the result of the acquisition of Screw Compression Systems, Inc. (SCS) in January 2005, plus the addition of 279 compressor units to our rental fleet.
Income: Net income available to stockholders for the three months ended December 31, 2005 increased 109% to $1.4 million or $.15 per share (diluted), as compared to net income of $664,000 or $.09 per share (diluted) for the same period in 2004. Net income for the twelve months ended December 31, 2005 increased 137% to $4.4 million or $.52 per share (diluted), as compared to $1.9 million* or $.29* per share (diluted) for the same period in 2004. This is mainly due to the increase in our rental activity and compressor unit sales from SCS.
EBITDA (see discussion of EBITDA at the end of this release) increased 100% to $4.0 million for the three months ended December 31, 2005, versus $2.0 million for the same period in 2004. EBITDA increased 111% to $13.3 million for the twelve months ended December 31, 2005, versus $6.3 million* for the same period in 2004.
Rental Fleet: The Company ended the period with 865 compressor units in its rental fleet, up from 586 units at December 31, 2004. The Company added 60 natural gas compressors to its rental fleet in the quarter ended December 31, 2005.
Steve Taylor, Chairman, President and CEO of Natural Gas Services Group, Inc. said, “We are very pleased to report these record results for the company. Our 2005 revenues dramatically increased when compared to 2004 due to our continual quarterly growth from our primary revenue sources and the acquisition of SCS. As of December 31, 2005, our rental utilization rate was 94.8% and our sales backlog is at record levels and stretches through 2006. Our net income is at a record level, our balance sheet is strong and we look forward to a very successful 2006.”
The Company has scheduled a conference call Thursday, February 16, 2006 at 9:30 AM Central Standard Time to discuss 2005 Financial Results.
What: Natural Gas Services Group, Inc. 2005 Three and Twelve Months Financial Results Conference Call
When: February 16, 2006 at 9:30 AM Central Standard Time
How: Live via phone by dialing 800-936-4602. Code: Natural Gas Services. Participants to the conference call should call in at least 5 minutes prior to the start time.
Steve Taylor, President and CEO of Natural Gas Services Group, Inc. will be leading the call and discussing fourth quarter and twelve months financial results.
About Natural Gas Services Group, Inc.
NGS is a leading provider of small to medium horsepower compression equipment to the natural gas industry with a primary focus on the non-conventional gas industry, i.e., coalbed methane, gas shales and tight gas. The Company manufactures, fabricates and rents natural gas compressors that enhance the production of natural gas wells and provides maintenance services for those compressors. In addition, the Company sells custom fabricated natural gas compressors to meet customer specifications dictated by well pressures, production characteristics and particular applications. The Company also manufactures and sells flare systems for gas plant and production facilities. NGS is headquartered in Midland, Texas with manufacturing facilities located in Tulsa, Oklahoma, Lewiston, Michigan and Midland, Texas and service facilities located in major gas producing basins in the U.S.
For More Information, Contact: Jim Drewitz, Investor Relations

972-355-6070
jdrewitz@comcast.net

Or visit the Company’s website at www.ngsgi.com

Reconciliation of Non-GAAP Information
EBITDA
“EBITDA” is a non-GAAP financial measure of earnings (net income) before interest, taxes, depreciation, and amortization. This term, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP’). EBITDA should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. However, management believes EBITDA is useful to an investor in evaluating our operating performance because:
•	it is widely used by investors in the energy industry to measure a company’s operating performance without regard to items excluded from the calculation of EBITDA, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•	it helps investors to more meaningfully evaluate and compare the results of our operations from period to period by removing the impact of our capital structure and asset base from our operating structure; and

•	it is used by our management for various purposes, including as a measure of operating performance, in presentations to our Board of Directors, as a basis for strategic planning and forecasting, and as a component for setting incentive compensation.
There are material limitations to using EBITDA as a measure of performance, including the inability to analyze the impact of certain recurring items that materially affect our net income or loss, and the lack of comparability of results of operations of different companies. The following table reconciles EBITDA to our net income, the most directly comparable GAAP financial measure:

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands of dollars, except	(unaudited)		(unaudited)
per share amounts)	2004	2005	2004	2005
EBITDA	$1,980	$3,960	$6,296 *	$13,282
Adjustments to reconcile EBITDA to net income:
Amortization and depreciation	(693)	(1,198)	(2,444)	(4,224)
Interest expense	(258)	(558)	(838)	(1,997)
Provision for income tax	(365)	(818)	(1,140)	(2,615)
Net income	$664	$1,386	$1,874 *	$4,446

*	excludes life insurance proceeds

Exclusion of Life Insurance Proceeds – In 2004 we received $1.5 million in life insurance proceeds upon the death of our former President and Chief Executive Officer. We present certain operating measures in this release excluding the effects of the receipt of these proceeds. The following table provides a reconciliation of these as adjusted operating measures to the actual amounts including the effects of the receipt of the insurance proceeds.

	Three Months
	Ended
	December 31, 2004	Adjustment	As Adjusted
Net income	$3,374	$1,500	$1,874
EBITDA	$7,796	$1,500	$6,296
Earnings per share:
Basic	$0.59	$0.25	$0.34
Diluted	$0.52	$0.23	$0.29
Weighted average shares outstanding:
Basic	5,591		5,591
Diluted	6,383		6,383
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause NGS’s actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the loss of market share through competition or otherwise; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which could cause a decline in the demand for NGS’s products and services; and new governmental safety, health and environmental regulations which could require NGS to make significant capital expenditures. The forward-looking statements included in this press release are only made as of the date of this press release, and NGS undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. A discussion of these factors is included in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.

NATURAL GAS SERVICES GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	December 31,
	2004	2005
ASSETS
Current Assets:
Cash and cash equivalents	$685	$3,271
Trade accounts receivable, net of doubtful accounts of $25 and $75, respectively	1,999	6,192
Inventory, net of allowance for obsolescence of $-0- and $361, respectively	4,470	14,723
Prepaid expenses and other	141	456

Total current assets	7,295	24,642

Rental equipment, net of accumulated depreciation of $4,827 and $7,598, respectively	27,734	41,201
Property and equipment, net of accumulated depreciation of $1,446 and $2,458, respectively	3,134	6,424
Goodwill, net of accumulated amortization of $325	2,590	10,039
Intangibles, net of accumulated amortization of $165 and $326, respectively	86	3,978
Restricted cash	2,000	—
Other assets	416	85

Total assets	$43,255	$86,369

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current portion of long-term debt	$3,728	$5,680
Line of credit	550	300
Accounts payable and accrued liabilities	2,355	5,124
Deferred income	22	103

Total current liabilities	6,655	11,207

Long term debt, less current portion	9,290	20,225
Subordinated notes, net of discount of $90 and $-0-, respectively	1,449	2,000
Deferred income tax payable	2,958	7,247
Commitments
Stockholders’ equity:
Common stock, 30,000 shares authorized, par value $0.01; 6,104 and 9,022 shares issued and outstanding, respectively	61	90
Additional paid-in capital	16,355	34,667
Retained earnings	6,487	10,933

Total stockholders’ equity	22,903	45,690

Total liabilities and stockholders’ equity	$43,255	$86,369

NATURAL GAS SERVICES GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)

	For the Three Months		For the Years Ended
	Ended December 31,		December 31,
	2004	2005	2004	2005
Revenue:
Sales, net	$1,148	$8,212	$3,593	$30,278
Service and maintenance income	504	654	1,874	2,424
Rental income	3,086	4,913	10,491	16,609

Total revenue	4,738	13,779	15,958	49,311
Operating costs and expenses:
Cost of sales	858	6,353	2,556	23,331
Cost of service	327	335	1,357	1,479
Cost of rental	864	1,989	3,038	6,528
Selling expenses	246	283	875	1,034
General and administrative	408	1,006	1,777	3,856
Depreciation and amortization	693	1,198	2,444	4,224

Total operating costs and expenses	3,396	11,164	12,047	40,452

Operating income	1,342	2,615	3,911	8,859

Other income (expense):
Interest expense	(257)	(559)	(838)	(1,997)
Other income (expense)	(55)	148	1,441	199

Total other income (expense)	(312)	(411)	603	(1,798)

Income before provision for income taxes	1,030	2,204	4,514	7,061

Provision for income taxes:	366	818	1,140	2,615

Net income	664	1,386	3,374	4,446
Preferred dividends	—	—	53	—

Income available to common stockholders	$664	$1,386	$3,321	$4,446

Earnings per common share:
Basic	$0.11	$0.15	$0.59	$0.59

Diluted	$0.10	$0.15	$0.52	$0.52

Weighted average common shares outstanding:
Basic	6,077	9,012	5,591	7,564
Diluted	7,049	9,240	6,383	8,481

NATURAL GAS SERVICES GROUP, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)

	For the Years Ended December 31,
	2003	2004	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,307	$3,374	$4,446
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,726	2,444	4,224
Deferred taxes	672	1,120	2,408
Amortization of debt issuance costs	65	65	49
Employee stock option expense	—	—	135
Loss (gain) on disposal of assets	18	71	(28)
Changes in current assets:
Trade and other receivables	(392)	(1,182)	(1,352)
Inventory and work in process	(1,078)	(1,915)	(5,699)
Prepaid expenses and other	66	(34)	(362)
Changes in current liabilities:
Accounts payable and accrued liabilities	543	1,284	524
Deferred income	174	(185)	(855)
Other assets	(77)	(344)	299

NET CASH PROVIDED BY OPERATING ACTIVITIES	3,024	4,698	3,789
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(7,882)	(11,596)	(17,708)
Assets acquired, net of cash	—	—	(7,584)
Proceeds from sale of property and equipment	120	50	264
Change in restricted cash	—	(2,000)	2,000
Distribution from equity method investment	108	—	—
Decrease in lease receivable	210	—	—

NET CASH USED IN INVESTING ACTIVITIES	(7,444)	(13,546)	(23,028)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from lines of credit	300	550	300
Proceeds from long-term debt	3,479	6,592	21,517
Repayments of long-term debt	(2,014)	(2,589)	(13,077)
Repayment of line of credit	—	(300)	—
Dividends paid on preferred stock	(121)	(53)	—
Proceeds from sale of stock and exercise of stock options and warrants, net of transaction costs	238	5,157	13,085

NET CASH PROVIDED BY FINANCING ACTIVITIES	1,882	9,357	21,825

NET CHANGE IN CASH	(2,538)	509	2,586

CASH AT BEGINNING OF PERIOD	2,714	176	685

CASH AT END OF PERIOD	$176	$685	$3,271